Exhibit 99.1

CONTACT: AT THE COMPANY
Robert McCadden
EVP & CFO
(215) 875-0735

Heather Crowell
SVP, Corporate Communications and Investor Relations
(215) 454-1241
heather.crowell@preit.com

PREIT Reports Third Quarter 2017 Results
Opened 578,000 square feet of new space
Raised $289 million toward capital plan goals
Sales Per Square Foot Reach $475
Executed Key Leases to replace 2 Department Stores

Philadelphia, PA, November 1, 2017 - PREIT (NYSE: PEI) today reported results for the quarter and nine months ended September 30, 2017. A description of each non-GAAP financial measure and the related reconciliation to the comparable GAAP financial measure is located in the tables accompanying this release.

	Quarter Ended September 30,		Nine Months Ended September 30,
(per share amounts)	2017	2016	2017	2016
Net income (loss) per share - basic and diluted	$0.05	$(0.02)	$(0.84)	$0.01
FFO per diluted share and OP unit	$0.42	$0.49	$1.15	$1.32

FFO, as adjusted	$0.42	$0.49	$1.16	$1.34
FFO from assets sold in 2016 and 2017	$0.02	$0.06	$0.07	$0.22
FFO, as adjusted for assets sold	$0.40	$0.43	$1.09	$1.12

•	Same Store NOI, excluding lease termination income increased by 3.2% for wholly owned properties and 2.5% for the entire portfolio, including joint venture properties, compared to prior year.

•	Same Store NOI for the quarter was impacted by $1.3 million as a result of bankruptcies.

•	Sales per square foot reached $475, a 3.3% increase over the prior year.

•	Non-anchor leased space for malls was 93.9%, 190 basis points over quarter end physical occupancy.

•	Average renewal spreads for tenants under 10,000 square feet at wholly owned properties were 4.6% for the quarter and are 5.3% year-to-date through September 30, 2017.

•	Leases executed for future occupancy exceed 712,000 square feet and over $11 million in annual gross revenue.

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•	Bank Leverage as of September 30, 2017 was just under 48.0%, a decrease from 49.1% last quarter.

•	Opened 578,000 square feet since the beginning of Q3, including five new tenants in four reconfigured anchor boxes, two H&M stores and a Zara.

•
Raised $289 million in capital transactions including: sale of low-productivity Logan Valley Mall, our interest in downtown Philadelphia office condominium, execution of a Series D Preferred Share issuance and refinancing of the mortgage loan on Lehigh Valley Mall.

•	Signed a key lease with Tilt Studios to replace Macy’s at Valley Mall.

•	Signed 43,000 square feet with two new-to-market tenants in the former Macy’s space at Moorestown Mall.

"We are pleased with our results this quarter which are a testament to our strategy of strengthening our portfolio by recycling capital into high quality properties to diversify our tenant roster. Our results demonstrate that we are narrowing the gap between ourselves and the other high quality mall REITs including sales performance, Same Store NOI growth, sequential occupancy gains and anchor replacements at a sector-leading pace,” said Joseph F. Coradino, CEO of PREIT. “We believe we have set the stage for recovery as the market overreaction begins to abate.”

Primary Factors Affecting Financial Results for the Quarters Ended September 30, 2017 and September 30, 2016:

•
Net income attributable to PREIT common shareholders was $3.5 million, or $0.05 per basic and diluted share, compared to net loss attributable to PREIT common shareholders of $1.4 million, or $0.02 per basic and diluted share for the quarter ended September 30, 2016.

•	Gain on sale of interest in the office condominium at 801 Market Street in Philadelphia, PA was $6.7 million in the quarter ended September 30, 2017.

•
Impairment of assets of $1.8 million was recognized on two land parcels being offered for sale and Logan Valley Mall in the quarter ended September 30, 2017 compared to impairment of assets of $9.9 million recognized on Beaver Valley Mall in the quarter ended September 30, 2016.

•
Same Store NOI excluding lease termination income increased by 2.5%, or $1.5 million, to $60.0 million for the quarter ended September 30, 2017 compared to $58.5 million for the quarter ended September 30, 2016.

•	Lease termination income at same store properties was $0.3 million in the quarter ended September 30, 2017 compared to $3.8 million in the quarter ended September 30, 2016.

•	Non Same Store NOI decreased $3.6 million primarily due to properties sold in 2017 and 2016.

•
FFO, as adjusted, for the quarter was $0.42 per diluted share and OP Unit, compared to $0.49 per diluted share and OP Unit in the prior year. Net dilution from assets sold in 2017 and 2016 was approximately $0.02 per share and $0.06 per share for the quarters ended September 30, 2017 and 2016, respectively.

•
Interest expense decreased by $2.9 million primarily due to a decrease in our average debt balance and lower average interest rates.  The average debt balance was reduced due to the application of cash proceeds from property sales and our 2017 Series C and Series D Preferred Share Issuances.  Dividends payable to preferred shareholders increased by $3.6 million.

Primary Factors Affecting Financial Results for the Nine Months Ended September 30, 2017 and September 30, 2016:

•
Net loss attributable to PREIT common shareholders was $57.8 million, or $0.84 per basic and diluted share, compared to net income available to PREIT common shareholders of $0.6 million, or $0.01 per basic and diluted share for the nine months ended September 30, 2016.

•	Impairment of assets of $55.7 million was recognized on Logan Valley Mall, Valley View Mall, and two land parcels in the nine months ended September 30, 2017 compared to impairment of assets

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of $24.6 million recognized on Washington Crown Center, Beaver Valley Mall and an office building located at Voorhees Town Center in the nine months ended September 30, 2016.

•	Net gains on sales of interests in real estate were $6.3 million in the nine months ended September 30, 2017 compared to $23.0 million in the nine months ended September 30, 2016.

•	Same Store NOI excluding lease termination income was $173.5 million for the nine months ended September 30, 2017 compared to $173.9 million for the nine months ended September 30, 2016.

•	Lease termination income at same store properties was $2.6 million in the nine months ended September 30, 2017 compared to $4.0 million in the nine months ended September 30, 2016.

•	Non Same Store NOI decreased $12.4 million primarily due to properties sold in 2017 and 2016.

•
FFO, as adjusted, for the nine months was $1.16 per diluted share and OP Unit, compared to $1.34 per diluted share and OP Unit in the prior year. Net dilution from assets sold in 2017 and 2016 was approximately $0.07 per share and $0.22 per share for the nine months ended September 30, 2017 and 2016, respectively.

•
Interest expense decreased by $9.5 million primarily due to a decrease in our average debt balance and lower average interest rates. The average debt balance was reduced due to the application of cash proceeds from property sales and our 2017 Series C and Series D Preferred Share Issuances.  Dividends payable to preferred shareholders increased by $8.9 million.

All amounts referenced as primary factors affecting financial results above include PREIT’s proportionate share of partnership revenues and expenses.

Acquisitions and Dispositions
In August 2017, the Company sold Logan Valley Mall in Altoona, PA for $33.2 million.

In September 2017, a partnership in which we hold a 50% ownership share sold its condominium interest in 801 Market Street in Philadelphia, Pennsylvania for $61.5 million, our share of which was $30.8 million.

Financing Activity
In August 2017, the mortgage loan secured by Pavilion at Market East in Philadelphia, Pennsylvania was extended to November 2017.  We own a 40% partnership interest in Pavilion at Market East, which owns land held for development.

In October 2017, our Lehigh Valley joint venture which owns Lehigh Valley Mall, entered into a new $200.0 million mortgage loan. The mortgage loan has a fixed interest rate of 4.06% and has a term of 10 years. In connection with this new mortgage loan financing, the unconsolidated entity repaid the previous $124.6 million mortgage loan with a rate of 5.88% using proceeds from the new mortgage loan. LVA distributed to us proceeds of $35.3 million related to this transaction. The transaction will result in annual interest savings of $1.1 million on the previous loan balance.

In September and October, we issued 5,000,000 6.875% Series D Perpetual Preferred Shares in a public offering at $25.00 per share, generating net proceeds of $120.5 million. A portion of the proceeds were used to redeem all of our outstanding 8.25% Series A Preferred Shares on October 12th. This transaction will result in preferred dividend savings of $1.6 million on the previous outstanding preferred share balance.

Retail Operations
The following tables set forth information regarding sales per square foot and occupancy in the Company’s mall portfolio, including unconsolidated properties:

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A reconciliation of portfolio sales per square foot (1) can be found below:

Comp store sales for the year ended September 30, 2016	$460
Organic sales growth	3
Impact of asset sales	12
Comp store sales for the year ended September 30, 2017	$475

(1) Based on reported sales by all comparable non-anchor tenants that lease individual spaces of less than 10,000 square feet and have occupied the space for at least 24 months.

	Leased as of:	Occupancy as of:
	September 30, 2017	September 30, 2017	September 30, 2016
Malls excluding held for sale:
Total including anchors(1)	95.5%	94.0%	94.6%
Total excluding anchors(1)	93.9%	92.0%	92.2%
Total Portfolio:
Total including anchors(1)	95.1%	93.8%	93.6%
Total excluding anchors(1)	93.4%	91.8%	92.3%
(1) Includes both consolidated and unconsolidated properties. We own a 25% to 50% interest in each of our unconsolidated properties and do not control such properties. Our percentage ownership is not necessarily indicative of the legal and economic implications of our ownership.

2017 Outlook
The Company is revising its August 8, 2017 FFO and FFO as adjusted guidance to give effect to $0.05 dilution from asset sales completed in the third quarter, $0.05 per share related to the redemption of its Series A Preferred Shares in October, 2017 and a $0.02 per share prepayment premium related to the early refinancing of the mortgage loan on Lehigh Valley Mall in October 2017. Additionally, the Company is revising its estimate of GAAP earnings to give effect to these factors, the net gains on sale of real estate and impairment charges recorded in the third quarter of 2017, among other factors. For the year ended December 31, 2017 FFO as adjusted is expected to be between $1.62 and $1.67, FFO is expected to be between $1.53 and $1.58 per diluted share, while net loss is expected to be between $(0.90) and $(0.85). A reconciliation between estimated GAAP net loss and estimated FFO and FFO as adjusted follows:

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Estimates Per Diluted Share	Lower	Upper End
Net loss attributable to PREIT common shareholders	$(0.90)	$(0.85)
Depreciation and amortization (includes the Company’s proportionate share of unconsolidated properties), non-controlling interest and other adjustments	1.79	1.79
Impairments of assets	0.72	0.72
Gains on sales of real estate, net	(0.08)	(0.08)
FFO	1.53	1.58
Redemption of Series A Preferred Shares	0.05	0.05
Prepayment premium on mortgage loan	0.02	0.02
Employee separation expenses	0.02	0.02
FFO, as adjusted	$1.62	$1.67

Our 2017 guidance is based on our current assumptions and expectations about market conditions, our projections regarding occupancy, retail sales and rental rates, and planned capital spending. Our guidance is forward-looking, and is subject to risks, uncertainties and changes in circumstances that might cause future events, achievements or results to differ materially from those expressed or implied by the forward-looking statements. See “Forward Looking Statements” below.

Conference Call Information
Management has scheduled a conference call for 11:00 a.m. Eastern Time on Thursday, November 2, 2017, to review the Company’s results and future outlook. To listen to the call, please dial 1-877-201-0168 (domestic toll free), or 1-647-788-4901 (international), and request to join the PREIT call, Conference ID 49107107, at least five minutes before the scheduled start time. Investors can also access the call in a "listen only" mode via the internet at the Company’s website, preit.com. Please allow extra time prior to the call to visit the site and download the necessary software to listen to the Internet broadcast. Financial and statistical information expected to be discussed on the call will also be available on the Company’s website. For best results when listening to the webcast, the Company recommends using Flash Player.

For interested individuals unable to join the conference call, the online archive of the webcast will also be available for one year following the call.

About PREIT
PREIT (NYSE:PEI) is a publicly traded real estate investment trust that owns and manages quality properties in compelling markets.  PREIT’s robust portfolio of carefully curated retail and lifestyle offerings mixed with destination dining and entertainment experiences are located primarily in the densely populated eastern U.S. with concentrations in the mid-Atlantic’s top MSAs.   Since 2012, the company has driven a transformation guided by an emphasis on portfolio quality and balance sheet strength driven by disciplined capital expenditures. Additional information is available at www.preit.com or on Twitter or LinkedIn.

Rounding

Certain summarized information in the tables above may not total due to rounding.

Definitions of Non-GAAP Measures

Funds From Operations

The National Association of Real Estate Investment Trusts (“NAREIT”) defines Funds From Operations (“FFO”), which is a non-GAAP measure commonly used by REITs, as net income (computed in accordance

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with GAAP) excluding gains and losses on sales of operating properties, plus real estate depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures to reflect funds from operations on the same basis. We compute FFO in accordance with standards established by NAREIT, which may not be comparable to FFO reported by other REITs that do not define the term in accordance with the current NAREIT definition, or that interpret the current NAREIT definition differently than we do. NAREIT’s established guidance provides that excluding impairment write downs of depreciable real estate is consistent with the NAREIT definition.

FFO is a commonly used measure of operating performance and profitability among REITs. We use FFO and FFO per diluted share and unit of limited partnership interest in our operating partnership (“OP Unit”) in measuring our performance against our peers and as one of the performance measures for determining incentive compensation amounts earned under certain of our performance-based executive compensation programs.

FFO does not include gains and losses on sales of operating real estate assets or impairment write downs of depreciable real estate, which are included in the determination of net income in accordance with GAAP. Accordingly, FFO is not a comprehensive measure of our operating cash flows. In addition, since FFO does not include depreciation on real estate assets, FFO may not be a useful performance measure when comparing our operating performance to that of other non-real estate commercial enterprises. We compensate for these limitations by using FFO in conjunction with other GAAP financial performance measures, such as net income and net cash provided by operating activities, and other non-GAAP financial performance measures, such as NOI. FFO does not represent cash generated from operating activities in accordance with GAAP and should not be considered to be an alternative to net income (determined in accordance with GAAP) as an indication of our financial performance or to be an alternative to cash flow from operating activities (determined in accordance with GAAP) as a measure of our liquidity, nor is it indicative of funds available for our cash needs, including our ability to make cash distributions. We believe that net income is the most directly comparable GAAP measurement to FFO.

We also present Funds From Operations, as adjusted, and Funds From Operations per diluted share and OP Unit, as adjusted, which are non-GAAP measures, for the three and nine months ended September 30, 2017 and 2016, respectively, to show the effect of such items as provision for employee separation expense and loss on hedge ineffectiveness, which affected our results of operations, but are not, in our opinion, indicative of our operating performance. We also present FFO on a further adjusted basis to isolate the impact on FFO caused by property dispositions.

We believe that FFO is helpful to management and investors as a measure of operating performance because it excludes various items included in net income that do not relate to or are not indicative of operating performance, such as gains on sales of operating real estate and depreciation and amortization of real estate, among others. We believe that Funds From Operations, as adjusted, is helpful to management and investors as a measure of operating performance because it adjusts FFO to exclude items that management does not believe are indicative of our operating performance, such as provision for employee separation expense and loss on hedge ineffectiveness.

Net Operating Income (“NOI”)

NOI (a non-GAAP measure) is derived from real estate revenue (determined in accordance with GAAP, including lease termination revenue), minus property operating expenses (determined in accordance with GAAP), plus our share of revenue and operating expenses of our unconsolidated partnership investments. NOI does not represent cash generated from operating activities in accordance with GAAP and should not be considered to be an alternative to net income (determined in accordance with GAAP) as an indication of our financial performance or to be an alternative to cash flow from operating activities (determined in accordance with GAAP) as a measure of our liquidity. It is not indicative of funds available for our cash needs, including our ability to make cash distributions. We believe that NOI is helpful to

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management and investors as a measure of operating performance because it is an indicator of the return on property investment, and provides a method of comparing property performance over time. We believe that net income is the most directly comparable GAAP measurement to NOI.

NOI excludes other income, general and administrative expenses, provision for employee separation expenses, interest expense, depreciation and amortization, gains on sale of interest in non operating real estate, gain on sale interest in real estate, impairment of assets, project costs and other expenses.

Same Store NOI is calculated using retail properties owned for the full periods presented and excludes properties acquired or disposed of or under redevelopment during the periods presented. Non Same Store NOI is calculated using the retail properties excluded from the calculation of Same Store NOI.

Financial Information of our Unconsolidated Properties

The non-GAAP financial measures of FFO and NOI presented in this press release incorporate financial information attributable to our share of unconsolidated properties. This proportionate financial information is also non-GAAP financial information, but we believe that it is helpful information because it reflects the proportionate contribution from our unconsolidated properties that are owned through investments accounted for under GAAP using the equity method of accounting. Under such method, earnings from these unconsolidated partnerships are recorded in our statements of operations prepared in accordance with GAAP under the caption entitled “Equity in income of partnerships.”

To derive the proportionate financial information from our unconsolidated properties, we multiplied the percentage of our economic interest in each partnership on a property-by-property basis by each line item. Under the partnership agreements relating to our current unconsolidated partnerships with third parties, we own a 25% to 50% economic interest in such partnerships, and there are generally no provisions in such partnership agreements relating to special non-proportionate allocations of income or loss, and there are no preferred or priority returns of capital or other similar provisions. While this method approximates our indirect economic interest in our pro rate share of the revenue and expenses of our unconsolidated partnerships, we do not have a direct legal claim to the assets, liabilities, revenues or expenses of the unconsolidated partnerships beyond our rights as an equity owner in the event of any liquidation of such entity. Our percentage ownership is not necessarily indicative of the legal and economic implications of our ownership interest. Accordingly, NOI and FFO results based on our share of the results of unconsolidated partnerships do not represent cash generated from our investments in these partnerships.

Forward Looking Statements

This press release, together with other statements and information publicly disseminated by us, contain certain “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans, strategies, anticipated events, trends and other matters that are not historical facts. When used, the words “anticipate,” “believe,” “estimate,” “target,” “goal,” ”expect,” “intend,” “may,” “plan,” “project,” “result,” “should,” “will,” and similar expressions, which do not relate solely to historical matters, are intended to identify  forward looking statements.  We caution investors that any forward looking statements presented in this presentation and the documents that we may incorporate by reference into this document are based on management’s beliefs and assumptions made by, and currently available to management. These forward-looking statements reflect our current views about future events, achievements or results and are subject to risks, uncertainties and changes in circumstances that might cause future events, achievements or results to differ materially from those expressed or implied by the forward-looking statements. In particular, our business might be materially and adversely affected by uncertainties affecting real estate businesses generally as well as the following, among other factors: changes in the retail and real estate industries, including consolidation and store closings, particularly among anchor tenants; our ability to maintain and increase property

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occupancy, sales and rental rates, in light of the relatively high number of leases that have expired or are expiring in the next two years;  increases in operating costs that cannot be passed on to tenants; current economic conditions and the state of employment growth and consumer confidence and spending, and the corresponding effects on tenant business performance, prospects, solvency and leasing decisions and on our cash flows, and the value and potential impairment of our properties; the effects of online shopping and other uses of technology on our retail tenants;  risks related to our development and redevelopment activities; acts of violence at malls, including our properties, or at other similar spaces, and the potential effect on traffic and sales; our ability to identify and execute on suitable acquisition opportunities and to integrate acquired properties into our portfolio; our partnerships and joint ventures with third parties to acquire or develop properties; concentration of our properties in the Mid-Atlantic region; changes in local market conditions, such as the supply of or demand for retail space, or other competitive factors; changes to our corporate management team and any resulting modifications to our business strategies; our ability to sell properties that we seek to dispose of or our ability to obtain prices we seek; potential losses on impairment of certain long-lived assets, such as real estate, or of intangible assets, such as goodwill, including such losses that we might be required to record in connection with any dispositions of assets; our substantial debt and liquidation preference of our preferred shares and our high leverage ratio; constraining leverage, unencumbered debt yield, interest and tangible net worth covenants under our principal credit agreements; our ability to refinance our existing indebtedness when it matures, on favorable terms or at all; our ability to raise capital, including through joint ventures or other partnerships, through sales of properties or interests in properties, through the issuance of equity or equity-related securities if market conditions are favorable, or through other actions; our short- and long-term liquidity position; potential dilution from any capital raising transactions or other equity issuances; and general economic, financial and political conditions, including credit and capital market conditions, changes in interest rates or unemployment.

Additional factors that might cause future events, achievements or results to differ materially from those expressed or implied by our forward-looking statements include those discussed herein and in our Annual Report on Form 10-K for the year ended December 31, 2016 in the section entitled “Item 1A. Risk Factors.” We do not intend to update or revise any forward-looking statements to reflect new information, future events or otherwise.

** Quarterly supplemental financial and operating **
** information will be available on www.preit.com **

PREIT / 9             Pennsylvania Real Estate Investment Trust
Selected Financial Data

STATEMENTS OF OPERATIONS (Unaudited)	Quarter Ended		Nine Months Ended
(In thousands)	September 30, 2017	September 30, 2016	September 30, 2017	September 30, 2016

REVENUE:
Real estate revenue:
Base rent	$56,874	$60,188	$171,078	$188,424
Expense reimbursements	26,900	29,059	81,981	89,063
Percentage rent	593	825	1,223	1,661
Lease termination revenue	7	3,012	2,279	3,263
Other real estate revenue	2,345	3,176	6,992	8,044
Total real estate revenue	86,719	96,260	263,553	290,455
Other income	2,492	2,600	4,172	4,630
Total revenue	89,211	98,860	267,725	295,085
EXPENSES:
Operating expenses
Property operating expenses:
CAM and real estate taxes	(25,772)	(29,373)	(83,985)	(94,058)
Utilities	(4,444)	(4,753)	(12,407)	(13,216)
Other property operating expenses	(3,087)	(3,123)	(9,117)	(10,618)
Total property operating expenses	(33,303)	(37,249)	(105,509)	(117,892)
Depreciation and amortization	(29,966)	(26,820)	(94,652)	(92,217)
General and administrative expenses	(8,288)	(8,244)	(26,561)	(25,713)
Provision for employee separation expense	—	(162)	(1,053)	(1,355)
Project costs and other expenses	(150)	(1,080)	(547)	(1,374)
Total operating expenses	(71,707)	(73,555)	(228,322)	(238,551)
Interest expense, net	(14,342)	(17,198)	(44,098)	(53,611)
Impairment of assets	(1,825)	(9,865)	(55,742)	(24,589)
Total expenses	(87,874)	(100,618)	(328,162)	(316,751)
Income (loss) before equity in income of partnerships, gain on sale of real estate by equity method investee, gains on sales of interests in non operating real estate and (losses) gains on sales of real estate	1,337	(1,758)	(60,437)	(21,666)
Equity in income of partnerships	4,254	4,643	12,144	12,718
Gain on sale of real estate by equity method investee	6,718	—	6,718	—
(Losses) gains on sales of interests in real estate, net	(9)	31	(374)	22,953
Gains on sales of interests in non operating real estate	—	—	486	9
Net income (loss)	12,300	2,916	(41,463)	14,014
Less: net (income available) loss attributable to noncontrolling interest	(1,305)	(312)	4,416	(1,502)
Net income available (loss attributable) to PREIT	10,995	2,604	(37,047)	12,512
Less: preferred share dividends	(7,525)	(3,962)	(20,797)	(11,886)
Net income available (loss attributable) to PREIT	$3,470	$(1,358)	$(57,844)	$626

PREIT / 10             Pennsylvania Real Estate Investment Trust
Selected Financial Data

EARNINGS PER SHARE (Unaudited)	Quarter Ended		Nine Months Ended
(in thousands of dollars, except per share amounts)	September 30, 2017	September 30, 2016	September 30, 2017	September 30, 2016
Net income (loss)	$12,300	$2,916	$(41,463)	$14,014
Noncontrolling interest	(1,305)	(312)	4,416	(1,502)
Dividends on preferred shares	(7,525)	(3,962)	(20,797)	(11,886)
Dividends on unvested restricted shares	(87)	(81)	(272)	(241)
Net income (loss) loss used to calculate loss per share—basic and diluted	$3,383	$(1,439)	$(58,116)	$385

Basic and diluted income (loss) per share:	$0.05	$(0.02)	$(0.84)	$0.01

(in thousands of shares)
Weighted average shares outstanding—basic	69,424	69,129	69,319	69,065
Effect of common share equivalents (1)	—	—	—	386
Weighted average shares outstanding—diluted	69,424	69,129	69,319	69,451
 (1)There were no common share equivalents for the three months ended September 30, 2017. The company had net losses for the quarter ended September 30, 2016 and nine months ended September 30, 2017, therefore, the effects of common share equivalents are excluded from the calculation of diluted loss per share for these periods because they would be antidilutive.

OTHER COMPREHENSIVE INCOME (LOSS) (Unaudited)	Quarter Ended		Nine Months Ended
	September 30, 2017	September 30, 2016	September 30, 2017	September 30, 2016
(In thousands)
Comprehensive income (loss):
Net income (loss)	$12,300	$2,916	$(41,463)	$14,014
Unrealized gain (loss) on derivatives	266	3,823	1,544	(4,755)
Amortization of losses on settled swaps, net of gains	259	123	597	375
Total comprehensive income (loss)	12,825	6,862	(39,322)	9,634
Less: comprehensive (income) loss attributable to noncontrolling interest	(1,361)	(729)	4,187	(1,029)
Comprehensive income (loss) PREIT	$11,464	$6,133	$(35,135)	$8,605

PREIT / 11             Pennsylvania Real Estate Investment Trust
Selected Financial Data

The following table presents a reconciliation of net income (loss) determined in accordance with GAAP to FFO attributable to common shareholders and OP Unit holders, FFO attributable to common shareholders and OP Unit holders per diluted share and OP Unit, FFO, as adjusted, attributable to common shareholders and OP Unit holders , FFO, as adjusted, attributable to common shareholders and OP Unit holders per diluted share and OP Unit, and FFO, as adjusted for assets sold and FFO, as adjusted for assets sold per diluted share and OP Unit holders for the quarters and nine months ended September 30, 2017 and 2016:

	Quarter Ended September 30,		Nine Months Ended September 30,
(in thousands, except per share amounts)	2017	2016	2017	2016
Net income (loss)	$12,300	$2,916	$(41,463)	$14,014
Depreciation and amortization on real estate
Consolidated properties	29,589	26,448	93,529	91,109
PREIT’s share of equity method investments	2,902	2,571	8,493	7,591
Gain on sale of real estate by equity method investee	(6,718)	—	(6,718)	—
Losses (gains) on sales of interests in real estate, net	9	(31)	374	(22,953)
Impairment of assets	1,825	9,865	55,742	24,589
Dividends on preferred shares	(7,525)	(3,962)	(20,797)	(11,886)
Funds from operations attributable to common shareholders and OP Unit holders	$32,382	$37,807	$89,160	$102,464
Provision for employee separation expense	—	162	1,053	1,355
Loss on hedge ineffectiveness	—	—	—	143
Funds from operations, as adjusted, attributable to common shareholders and OP Unit holders	$32,382	$37,969	$90,213	$103,962
Less: Funds from operations from assets sold in 2017 and 2016	(1,382)	(4,394)	(5,779)	(16,969)
Funds from operations, as adjusted for assets sold	$31,000	$33,575	$84,434	$86,993

Funds from operations attributable to common shareholders and OP Unit holders per diluted share and OP Unit	$0.42	$0.49	$1.15	$1.32
Funds from operations, as adjusted, attributable to common shareholders and OP Unit holders per diluted share and OP Unit	$0.42	$0.49	$1.16	$1.34
Funds from operations, as adjusted for assets sold per diluted share and OP Unit	$0.40	$0.43	$1.09	$1.12

Weighted average number of shares outstanding	69,424	69,129	69,319	69,065
Weighted average effect of full conversion of OP Units	8,291	8,319	8,303	8,328
Effect of common share equivalents(1)	—	361	51	386
Total weighted average shares outstanding, including OP Units	77,715	77,809	77,673	77,779

PREIT / 12             Pennsylvania Real Estate Investment Trust
Selected Financial Data

NOI for the quarters ended September 30, 2017 and 2016:

	Same Store		Non-Same Store		Total
(In thousands)	2017	2016	2017	2016	2017	2016
NOI from Consolidated properties	$52,676	$53,982	$740	$5,029	$53,416	$59,011
NOI from equity method investments at ownership share	7,604	8,347	2,098	1,438	9,702	9,785
Total NOI	60,280	62,329	2,838	6,467	63,118	68,796
Less: lease termination revenue	282	3,805	—	55	282	3,860
Total NOI - excluding lease termination revenue	$59,998	$58,524	$2,838	$6,412	$62,836	$64,936

NOI for the nine months ended September 30, 2017 and 2016:

	Same Store		Non Same Store		Total
(In thousands)	2017	2016	2017	2016	2017	2016
NOI from consolidated properties	$153,740	$154,391	$4,304	$18,172	$158,044	$172,563
NOI attributable to equity method investments, at ownership share	22,339	23,533	5,961	4,505	28,300	28,038
Total NOI	176,079	177,924	10,265	22,677	186,344	200,601
Less: lease termination revenue	2,629	4,048	71	110	2,700	4,158
Total NOI - excluding lease termination revenue	$173,450	$173,876	$10,194	$22,567	$183,644	$196,443

PREIT / 13             Pennsylvania Real Estate Investment Trust
Selected Financial Data

The table below reconciles net income (loss) to NOI of our consolidated properties for the quarters and nine months ended September 30, 2017 and 2016.

	Quarter Ended September 30,		Nine Months Ended September 30,
(in thousands)	2017	2016	2017	2016
Net income (loss)	$12,300	$2,916	$(41,463)	$14,014
Other income	(2,492)	(2,600)	(4,172)	(4,630)
Depreciation and amortization	29,966	26,820	94,652	92,217
General and administrative expenses	8,288	8,244	26,561	25,713
Employee separation expenses	—	162	1,053	1,355
Project costs and other expenses	150	1,080	547	1,374
Interest expense, net	14,342	17,198	44,098	53,611
Impairment of assets	1,825	9,865	55,742	24,589
Equity in income of partnerships	(4,254)	(4,643)	(12,144)	(12,718)
Gain on sale of real estate by equity method investee	(6,718)	—	(6,718)	—
Losses (gains) on sales of interests in real estate, net	9	(31)	374	(22,953)
Gains on sales of non operating real estate	—	—	(486)	(9)
NOI - consolidated properties	53,416	59,011	158,044	172,563
Less: Non Same Store NOI of consolidated properties	740	5,029	4,304	18,172
Same Store NOI	52,676	53,982	153,740	154,391
Less: same store lease termination revenue	7	2,957	2,208	3,153
Same Store NOI less lease termination revenue	$52,669	$51,025	$151,532	$151,238

The table below reconciles equity in income of partnerships to NOI of equity method investments at ownership share for the quarters and nine months ended September 30, 2017 and 2016:

	Quarter Ended September 30,		Nine Months Ended September 30,
(in thousands)	2017	2016	2017	2016
Equity in income of partnerships	$4,254	$4,643	$12,144	$12,718
Other income	(20)	—	(20)	—
Depreciation and amortization	2,902	2,571	8,493	7,591
Interest and other expenses	2,566	2,571	7,683	7,729
Net operating income from equity method investments at ownership share	9,702	9,785	28,300	28,038
Less: Non Same Store NOI	2,098	1,438	5,961	4,505
Same Store NOI of equity method investments	7,604	8,347	22,339	23,533
Less: lease termination revenue	275	848	421	895
Same Store NOI from equity method investments less lease termination revenue at ownership share	$7,329	$7,499	$21,918	$22,638

PREIT / 14             Pennsylvania Real Estate Investment Trust
Selected Financial Data

CONSOLIDATED BALANCE SHEETS	September 30, 2017	December 31, 2016
	(Unaudited)
(In thousands)
ASSETS:
INVESTMENTS IN REAL ESTATE, at cost:
Operating properties	$3,084,759	$3,196,529
Construction in progress	129,614	97,575
Land held for development	5,881	5,910
Total investments in real estate	3,220,254	3,300,014
Accumulated depreciation	(1,082,840)	(1,060,845)
Net investments in real estate	2,137,414	2,239,169
INVESTMENTS IN PARTNERSHIPS, at equity:	201,000	168,608
OTHER ASSETS:
Cash and cash equivalents	76,942	9,803
Tenant and other receivables (net of allowance for doubtful accounts of $6,599 and $6,236 at September 30, 2017 and December 31, 2016, respectively)	34,745	39,026
Intangible assets (net of accumulated amortization of $12,643 and $11,064 at September 30, 2017 and December 31, 2016, respectively)	18,167	19,746
Deferred costs and other assets, net	107,304	93,800
Assets held for sale	49,074	46,680
Total assets	$2,624,646	$2,616,832
LIABILITIES:
Mortgage loans payable, net	$1,032,578	$1,222,859
Term Loans, net	547,567	397,043
Revolving Facility	—	147,000
Tenants' deposits and deferred rent	12,234	13,262
Distributions in excess of partnership investments	59,871	61,833
Fair value of derivative liabilities	445	1,520
Liabilities related to assets held for sale	32,295	2,658
Accrued expenses and other liabilities	58,542	68,251
Total liabilities	1,743,532	1,914,426
EQUITY:	881,114	702,406
Total liabilities and equity	$2,624,646	$2,616,832

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